Exhibit 99.1

Così, Inc. Reports 2015 Period 7 Comparable Restaurant Sales
BOSTON - August 5, 2015 (GLOBE NEWSWIRE) - Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported that estimated system-wide comparable restaurant sales for the 2015 Period 7, as measured for restaurants in operation for more than 15 months, recorded an aggregate increase of  1.4% as compared to the 2014 Period 7. The breakdown in estimated comparable restaurant sales between Company-owned and franchise-owned restaurants are as follows:

For the 4 Weeks Ended July 27, 2015
Company- Owned *	1.8%
Franchise	0.3%
Total System-Wide	1.4%
* Does not include Hearthstone locations. Comparative locations are defined as restaurants in operation for more than 15 months as Company-owned locations.

"I continue to be very encouraged by the positive impact we see where our multiple initiatives have been fully implemented," stated RJ Dourney, Cosi's President and CEO.  "At the same time, I acknowledge that it has been more challenging than we had anticipated to ensure full implementation of all, not just some, of the initiatives as we continue to expand this focus to a larger share of our stores, which is causing delays. We are addressing this issue head-on and improving the logistics and management of the deployment of our multiple initiatives. I remain confident we are moving in the right direction operationally," Dourney went on to say.

Dourney then addressed the franchisee comparative sales, stating "I am also very encouraged by the improved performance of our franchise system, and we remain committed to the profitability of our partners. At the same time, we are moving aggressively to resolve recurring challenges in 3 units that have disproportionally affected our portfolio."

About Così, Inc.

Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 79 Company-owned and 31 franchise restaurants operating in sixteen states, the District of Columbia, Costa Rica and the United Arab

Emirates. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Così," "(Sun & Moon Design)" and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2015 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the results being reported in this release are unaudited and subject to change; the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, "mad cow disease" and avian influenza or "bird flu"; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees' ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

CONTACT:      Miguel Rossy-Donovan
Chief Financial Officer
(857) 415-5020
InvestorRelations@getcosi.com